Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ZHONG WEN INTERNATIONAL HOLDING CO., LTD.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JULY, A.D. 2010, AT 12:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4827320 8100

100760076

AUTHENTICATION: 8129298

DATE: 07-22-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:41 PM 07/21/2010
FILED 12:38 PM 07/21/2010
SRV 100760076 - 4827320 FILE

ZHONG WEN INTERNATIONAL HOLDING CO., LTD

AMENDMENT OF CERTIFICATE OF INCORPORATION UNDER SECTION 242

INCREASE IN NUMBER OF AUTHORIZED COMMON SHARES, AND INCREASE BY FORWARD STOCK SPLIT OF THE NUMBER OF ISSUED AND OUTSTANDING COMMON SHARES

Zhong Wen International Holding Co., Ltd., a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"),

DOES HEREBY CERTIFY:

That the Board of Directors of said corporation, by consent without an actual meeting, has recommended that pursuant to Section 242 of the DGCL, the shareholders of the corporation approve (i) an increase (from 1,000,000 shares, to 6,000,000 common shares) in the authorized common stock of the corporation, and (ii) the number of shares of common stock issued and outstanding be increased by a ten for one forward stock split (without change in par value), from 400,000 shares to 4,000,000 shares, and that the shareholders of the corporation by resolution have duly approved such recommendations by consent pursuant to Section 228 of the DGCL. Such resolutions of the Board of Directors and approval by the shareholders have been filed with the minutes of proceedings of the Board of Directors and shareholders of the corporation, at the principal office of the corporation.

Article FOURTH of the Certificate of Incorporation has been amended to read as follows:

"The amount of the total stock that this corporation is authorized to issue is 6,000,000 shares of common stock, with a par value of $0.001 per share."

This Amendment of Certificate of Incorporation shall be effective on the date this Certificate is filed with the Delaware Secretary of State.

IN WITNESS WHEREOF, Zhong Wen International Holding Co., Ltd. has caused this Certificate to be signed by Mr. Sun Hongyi, its sole director, and its Chief Executive Officer and President, and Chief Financial Officer, on this 20th day of July, 2010

Zhong Wen International Holding Co., Ltd.

By________________________

Mr. Sun Hongyi Date: July 20, 2010